UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2018

McKesson Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-13252	94-3207296
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Post Street, San Francisco, California	94104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 983-8300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2018, McKesson Corporation (the “Company”) announced that it has appointed Brian S. Tyler as its President and Chief Operating Officer, effective August 2, 2018. Mr. Tyler, age 51, is currently Chairman of the Management Board of McKesson Europe AG and has served in that role since 2017. Mr. Tyler served as the Company’s President and Chief Operating Officer of McKesson Europe from 2016 to 2017, the Company’s President of North American Pharmaceutical Distribution and Services from 2015 to 2016, and as the Company’s Executive Vice President, Corporate Strategy & Business Development from 2012 to 2015. Mr. Tyler previously served in various other leadership roles in the Company, including as President of U.S. Pharmaceutical, President of McKesson Medical-Surgical, and President of McKesson Specialty Health.

Mr. Tyler earned his Bachelor of Arts degree in Economics with high honors from the University of California at Santa Cruz. He earned his Ph.D. and Master of Arts degrees from the University of Chicago, Department of Economics.

In connection with Mr. Tyler’s appointment, the Compensation Committee of the Company’s Board of Directors approved changes to his compensation, all of which are effective August 2, 2018. Mr. Tyler’s annual base salary will be increased to $1,000,000, his target annual bonus opportunity under the Management Incentive Plan will be increased to 125% of his salary earned during the performance period, and his target award under the Company’s cash Long-Term Incentive Plan will be increased to $800,000. In addition, the Compensation Committee approved awards under the Company’s 2013 Stock Plan, consisting of a performance stock unit target award of $500,000 for the fiscal year (“FY”) 2019 – FY 2021 performance period, and an option to purchase shares of the Company’s common stock having a grant date value of $300,000. As an executive officer, Mr. Tyler will be eligible for an annual executive physical, participation in the Severance Policy for Executive Employees, as amended and restated on April 23, 2013, and Tier One participation in the Change in Control Policy for Selected Executive Employees, as amended and restated on October 26, 2010. In addition, he will continue to be eligible to participate in the Company’s general benefit plans and certain executive benefits for which he was already eligible as a member of the Company’s senior management, such as financial counseling services and executive travel services. For more information about the Company’s executive compensation program, including a description of each plan identified above, please refer to the 2018 annual proxy statement that was filed by the Company with the Securities and Exchange Commission on June 15, 2018.

Mr. Tyler has no familial relationships or related party transactions with the Company that would require disclosure under Items 401(d) or 404(a) of Regulation S-K in connection with his appointment described above.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 25, 2018, the Board of Directors approved amendments to the Amended and Restated By-Laws of the Company, to be effective August 2, 2018, in order (a) to reflect that the Chief Executive Officer and President may be separate persons, (b) to clarify which officers may call a special meeting of stockholders, and (c) to clarify the roles and authority of the Chief Executive Officer and the President.

The above summary is qualified in its entirety by reference to the full text of the amended provisions, which are contained in the Amended and Restated By-Laws attached as Exhibit 3.2 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 8.01 Other Events.

The Company also announced today that Nick Loporcaro, president of McKesson U.S. Pharmaceutical and Specialty Health, has decided to leave the Company to pursue other opportunities. Mr. Tyler will lead these businesses directly until Mr. Loporcaro’s replacement has been named.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.2	Amended and Restated By-Laws of the Company, as amended August 2, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2018

McKesson Corporation

By:	/s/ Lori A. Schechter
Lori A. Schechter
Executive Vice President, General Counsel and
Chief Compliance Officer